Exhibit 99.1

Hologic Enters into Amended and Restated Five-Year Secured Credit Agreement

– Initial Proceeds from New $1.5 Billion Term Loan and $1.5 Billion Revolving Credit Line Used to Refinance Senior Secured Debt –

– Funds Also Expected to Contribute to Retirement of Remaining Convertible Notes –

Marlborough, Mass. (October 4, 2017) – Hologic, Inc. (NASDAQ: HOLX) announced today that the Company has entered into an amended and restated credit agreement consisting of a new, five-year $1.5 billion senior term loan and $1.5 billion revolving credit facility.

Hologic has used the initial proceeds from the credit agreement to pay off the Company’s previous senior secured term loan and revolver.

“This new credit agreement extends our debt maturities and increases our financial flexibility,” said Bob McMahon, Hologic’s Chief Financial Officer. “In addition, increasing the size of our revolver will provide some of the capacity to retire our remaining convertible notes when they become callable.”

The new loan facilities mature on October 3, 2022, subject to adjustment in certain circumstances. Borrowings initially bear interest at an annual rate of LIBOR + 1.50%, and may change based on Hologic’s leverage ratio. Prior to maturity, the Company will be required to make minimum principal payments on the new term loan in annualized amounts of $37.5 million in fiscal 2018, $75 million in fiscal 2019, $75 million in fiscal 2020, $112.5 million in fiscal 2021, and $150 million in fiscal 2022, with the balance due at maturity.

Hologic has initially borrowed $345 million against the new revolving credit facility. The revolver initially carries an unused fee of 0.25% annually, which may change based on the Company’s leverage ratio. In connection with the refinancing, Hologic terminated its previous $1 billion revolving credit facility.

Multiple bank lenders participated in the financing, which was led by Bank of America Merrill Lynch.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women’s health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions, and statements regarding the Company’s improved financial flexibility and related expectations, including the Company’s plans to retire its remaining convertible notes. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risks associated with the Company’s significant leverage, including its ability to continue to satisfy its covenants and agreements under the new Credit Agreement and other indebtedness, and to otherwise comply with its payment obligations. In addition, Hologic’s election to redeem or repurchase the convertible notes will be at its sole discretion, based upon market and business conditions at the time of such determination. The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts

Vice President, Investor Relations and

Corporate Communications

(858) 410-8588

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